Exhibit 99.1

Gevity Reports Third Quarter Results

Company Performs At or Above Guided Levels

          BRADENTON, Fla., Oct. 26 /PRNewswire-FirstCall/ -- Gevity (Nasdaq: GVHR), the leading provider of a comprehensive insourced employment management solution for small- and medium-sized businesses, announced today its 2006 third quarter results.

          Client Employee Growth

          Total client employee count at the end of the third quarter of 2006 increased by 2.6% to 138,300 from 134,800 at the end of the third quarter of 2005. Production added approximately 5,100 client employees; average monthly attrition was 1.1% during the period.

          Revenue

          During the quarter, revenue increased 5.0% to $160.6 million from $152.9 million in the same period last year. Revenue growth is a composite of volume and pricing. Volume -- the number of average client employees paid -- increased 2.1% to 128,000; pricing -- average annualized professional service fees per paid client employee -- rose 14.9% to $1,316.

          For the first nine months of 2006, revenues increased 8.1% to $491.5 million from $454.6 million in the same period last year. Compared to the first nine months last year, the number of average client employees paid increased 5.9% to 128,000 and the average annualized professional service fees per paid client employee rose 11.2% to $1,282.

          Gross Profit

          Gross profit generated during the quarter was $50.6 million, surpassing last year’s result of $50.5 million, which included a significant workers’ compensation adjustment for prior years’ loss estimates of $7.8 million.  The primary driver of this year’s result was a 17.3% increase in the recurring professional service fee base to $42.1 million up from $35.9 million last year. As a percentage of gross profit, professional service fees now represent 83.3% compared to 71.1% in the third quarter of 2005.

          During the first nine months of 2006, gross profit increased 6.5% to $148.5 million, compared to $139.5 million for the first nine months of 2005. For the same period, professional service fees increased 17.8% to $123.1 million from $104.5 million in 2005. As a percentage of gross profit, professional service fees increased to 82.9% in the first nine months of 2006 from 74.9% in the first nine months of 2005.

          The year to date advancement in the key strategic objective of replacing insurance related contributions to gross profit with professional service fees is depicted in the gross profit graph below.

          Reinsurance Contract Recovery

          As previously announced, Gevity recorded a $4.65 million loss in the second quarter of 2006 arising from the liquidation proceeding related to the Bermuda reinsurance company formerly responsible for covering Gevity’s workers’ compensation claims liabilities between $500,000 and $2.0 million per occurrence.

          In the third quarter of 2006, Gevity received a cash payment of $3.0 million pursuant to a court-approved settlement, which also recognized that Gevity has an unsecured claim against the reinsurer in the amount of $2.2 million. The settlement is without prejudice to any claims Gevity may have against third parties relating to the reinsurer’s liquidation. Gevity is actively pursuing additional recovery.

          Operating Expenses

          Third quarter adjusted operating expenses of $38.5 million, excluding the $3.0 million reinsurance contract recovery described above, were in line with company’s expectations.  For the third quarter of 2005, adjusted operating expenses were $35.1 million, assuming stock-based compensation of $1.1 million was expensed. On an as reported basis, operating expenses were $34.0 million in the third quarter of 2005 compared to $35.5 million for the same period this year.

          For the first nine months of 2006, adjusted operating expenses, excluding the $1.65 million net loss from the reinsurance contract loss and subsequent recovery, were $111.4 million compared to $101.6 million for the same period last year, assuming stock-based compensation of $3.3 million was expensed. On an as reported basis, operating expenses were $113.0 million compared to $98.3 million for the first nine months of last year.

          As previously announced, the company is actively pursuing a number of parallel initiatives, which are part of its multi-layer growth strategy. Accordingly, the increase in adjusted operating expenses of $3.4 million and $9.8 million in the third quarter and year to date, respectively, can be attributed to investments to enhance service delivery, broadening health benefit choices, opening new offices and extending the company’s reach into the mid-market segment. In addition, executive and leadership resources have been fortified. These spending levels have been specifically pegged to the increases in the recurring professional service fee base of $6.2 million and $18.6 million in the third quarter and year to date, respectively.

          For a description of the exclusion of items related to the reinsurance contract loss and recovery and the adjustment for stock-based compensation expense discussed here and below, see “Use of Non-GAAP Financial Measures.”

          Operating Income

          While the company has further replaced insurance-related and other income components by recurring professional service fees as planned during the quarter, year-over-year comparisons mask this progress as gross profit for the third quarter of 2005 included a significant workers’ compensation adjustment for prior years’ loss estimates of $7.8 million. Consequently, within the quarter, the $6.2 million increase in recurring professional service fee contribution did not entirely offset the sum of the workers’ compensation adjustment and the incremental spending in growth drivers referenced above. However, for the first nine months of 2006, the cumulative effect of increased recurring fees started to outweigh the combined impact of the workers’ compensation adjustment and incremental spending.

          Adjusted operating income, excluding the $3.0 million reinsurance contract recovery, was $12.1 million for the third quarter of 2006 compared to $15.4 million in the third quarter of last year, assuming stock-based compensation was expensed. On an as reported basis, third quarter operating income was $15.1 million compared to $16.5 million for the same period last year, which included the workers’ compensation adjustment noted above.

          For the first nine months of 2006, adjusted operating income, excluding the net loss of $1.65 million from the reinsurance contract loss and subsequent recovery, was $37.1 million compared to $37.9 million in the same period last year, assuming stock-based compensation was expensed. On an as reported basis, operating income was $35.5 million for the first nine months of 2006, compared to $41.2 million for the same period last year, which included the workers’ compensation adjustment noted above.

          Net Income

          Adjusted net income in the third quarter of 2006, excluding the $3.0 million reinsurance contract recovery, was $7.7 million. This compares to $10.0 million in the third quarter of 2005, assuming stock-based compensation was expensed. On an as reported basis, net income in the third quarter of 2006 was $9.6 million compared to $10.7 million for the same period last year.

          Adjusted net income for the first nine months of 2006, excluding the net loss of $1.65 million from the reinsurance contract loss and subsequent recovery, was $25.7 million compared to $25.3 million for the same period last year. This comparison assumes stock-based compensation was expensed in the first nine months of 2005. On an as reported basis, net income was $24.7 million in the first nine months of 2006 compared to $27.5 million for the same period last year.

          Earnings Per Share

          Third quarter adjusted earnings per diluted share, excluding the $3.0 million reinsurance contract recovery, was $0.29, meeting company expectations. This compared to third quarter 2005 earnings per share of $0.35, assuming stock-based compensation was expensed last year. On an as reported basis, diluted earnings per share was $0.35 in the third quarter of 2006 compared to $0.37 for the same period last year. Shares outstanding were 27.0 million and 28.8 million for the third quarter of 2006 and 2005, respectively.

          For the first nine months of 2006, adjusted earnings per diluted share, excluding the net loss of $1.65 million from the reinsurance contract loss and subsequent recovery, rose 8.0% to $0.95. This compares to $0.88 in the same period in 2005, assuming stock-based compensation was expensed last year. On an as reported basis, diluted earnings per share for the first nine months decreased 5.2% to $0.91 in 2006 from $0.96 last year. Shares outstanding were 27.1 million and 28.6 million for the first nine months of 2006 and 2005, respectively.

          Stock Repurchase Program

          During the third quarter, the company completed its one million share purchase plan, which was authorized in February of 2006, at a total cost of $23.5 million. Additionally, pursuant to its $75 million share repurchase program authorized by the Board in August 2006, the company acquired 834,331 shares at a total cost of $18.6 million through October 25, 2006. Consistent with its objective to enhance shareholder value, Gevity will continue to use its share repurchase program to vigorously pursue any opportunities to purchase shares when its stock is undervalued and does not fully reflect the company’s performance and prospects for the future. Share repurchases may be made through open market repurchases, block trades or in private transactions at such times and in such amounts as the company deems appropriate, based on a variety of factors including price, corporate and regulatory requirements and market conditions.

          Update on Growth Strategy

          In 2006, Gevity embarked on a ‘multi-layer’ growth strategy, designed to further benefit from the company’s scalable infrastructure, technology platform and established distribution capacity. The strategy aims to extend the lifetime value of each Business Development Manager deployed and each client employee served and to leverage the infrastructure, while gaining market penetration in existing markets and expanding into new geographic and vertical markets.

          Intra Client

          One facet of Gevity’s multi-layer growth strategy includes a focus on optimal pricing and enhanced retention levels among the existing client base. As previously announced, the company completed its ‘value proposition outreach’ campaign in the first half of this year and began experiencing the full benefit of this initiative through accelerated professional service fees in the third quarter of 2006. This program contributed to the 14.9% increase in average fees per paid client employee in the third quarter of 2006 compared to the same quarter last year.

          Intra Market

          A second facet of Gevity’s growth strategy is further penetration of existing markets driven by sales production and productivity. At the end of the third quarter of 2006, there were 160 Business Development Managers. During the first nine months of 2006, the turnover in Business Development Managers again trended positively with a decline to 48.8% on an annualized basis compared to 52.9% in the same period last year.

          To create additional flexibility for its client base and to enhance the appeal of the Gevity solution for potential buyers, the company began offering additional health benefit options in the second quarter of this year. The implementation of this revolutionary multi-carrier initiative was initially met with challenges in the second quarter, which continued through the third quarter of 2006. The company is actively working with its insurance carriers and is equipping its sales force and service organization with the training and tools required to reap the rewards of this initiative.

          Mid-Market

          The company expects the mid-market initiative to drive incremental profitable growth by adding clients with 500 to 5,000 employees. In spite of a longer than anticipated sales cycle, the company remains committed to its current mid-market growth initiative and expects production to contribute to 2007 results.

          New Markets

          As reported previously, the company has planned four new full service offices in 2006. Gevity’s newly created North Central hub was established during the third quarter of 2006 with the launch of the office opening in Chicago, IL. The company is on plan for three additional offices in the fourth quarter. The Charlotte, NC full service office is operational and will be celebrating its Grand Opening on November 2, 2006, with offices in Austin, TX and San Antonio, TX to follow. Office openings are also planned for 2007 at an average pace of one per month.

          Commenting on these results, Erik Vonk, Chairman and Chief Executive Officer, stated, “As we deliver further advances in the quality of our earnings and remain on schedule for office openings, we are driving growth through the intra-client and new market facets of our multi-layer growth strategy. Our realigned management team is fully focused on improving the performance of our two additional organic growth components, intra-market and mid-market.”

          Full Year 2006 Earnings Guidance

          The company’s fourth quarter and full year 2006 guidance is provided below.

	4Q 2006	Full Year Growth

Revenues	$167 - $177 million	8% -10%
Gross Profit	$50.5 - $54.5 million	2% - 4%
Adjusted Operating Expenses	$38 - $40 million	3% - 5%
Adjusted Diluted EPS	at least $0.38	at least 11%
Net Client Employee Growth (compared to prior year period)	1% - 2%	1% - 2%

          Fourth quarter gross profit guidance excludes any positive impact from any reduction in prior years’ workers’ compensation loss estimates based upon continued favorable 2006 claims development. The percentage of gross profit from professional service fees in 2006 is expected to be at least 80% compared to 72% in 2005.  The guidance also assumes seasonal attrition from annual benefits enrollment.  The fourth quarter effective tax rate is expected to be 27%.

          The guidance for growth in adjusted operating expenses and adjusted diluted earnings per share includes the impact in 2005 of $4.6 million, or $0.11 per diluted share, of stock-based compensation expense recognized on a pro forma basis in accordance with Statement of Financial Accounting Standards No. 123. The net loss from the reinsurance contract loss and subsequent recovery, which was $1.65 million or $0.04 per diluted share to date, is excluded from projected 2006 results. See “Use of Non-GAAP Financial Measures.”

          Factors to keep in mind that could affect actual results include amount and timing of new client production and client attrition, pricing, number and costs of insurance, including claims and fluctuations in operating expenses.

          Long-Term Performance Standards

          For 2007 through 2010, Gevity believes that its progress in generating long-term shareholder value can be best measured by comparing the company’s results to the following performance standards:

growth	15%	year over year growth in net revenues*, including at least 12% unit growth

profit	15% - 20%	year over year increase in operating income

return on people	$80,000	by 2010 as measured by EBITDA / Gevity colleague

earnings quality**	100% fees	by 2009

dividend pay out	30%	after appropriate allocation of capital to growth

          * Net revenues equals total revenues minus revenues related to health and welfare benefit plans. This measure will reflect the fully insured, non-risk bearing nature of the health benefit programs once achieved.

          ** Quality of earnings is the company’s measurement of the percentage of gross profit generated from service fees rather than from margin as a reward for transferred insurance risk. The company strives to generate gross profit consisting of 100% of service fees by 2009. Service fees are expected to be composed primarily of remuneration for human resource services and to a lesser extent, a minor component of insurance-related service fees including risk management, administration and agency fees.

          Earnings Conference Call

          Gevity invites you to participate in a live conference call and webcast this morning at 10:30 a.m. Eastern Time to discuss the company’s third quarter earnings results and learn more about the company’s evolution. To participate in the call, dial (866) 617-6634 in the U.S. and Canada. Dial (706) 679-0889 internationally. Ask for the Gevity conference call and provide the following pass code: 5514979. Allow five to ten minutes before 10:30 a.m. Eastern Time to secure the line. Listen to the call live at http://www.videonewswire.com/event.asp?id=35505. Allow five to ten minutes before 10:30 a.m. Eastern Time to register (Minimum requirements to listen to broadcast: The Windows Media Player software, downloadable free from Microsoft at http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx and at least a 28.8 KBPS connection to the Internet).

          If you are unable to listen to the live call, audio will be archived on the Gevity website. To access the replay, visit the Investor Relations section of http://www.gevity.com.

          Use of Non-GAAP Financial Measures

          This press release presents operating expenses, operating income, net income and earnings per share for the third quarter and first nine months of 2005 and 2006 as adjusted for stock-based compensation expense and the reinsurance contract loss and subsequent recovery.  In addition, the company presents in the attachments to this press release a condensed consolidated statement of operations on an adjusted basis that is not consistent with GAAP.

          Gevity adjusted the results indicated for 2005 by giving effect to stock-based compensation expense that was not required under generally accepted accounting principles until 2006. Statement of Financial Accounting Standards 123R, “Share-based Payment” (“SFAS 123R”), was effective January 1, 2006 and began impacting the company’s results of operations during 2006. In addition, Gevity excluded from the results indicated for 2006 the effect of the reinsurance contract loss and subsequent recovery, which is described above.

          The company has included non-GAAP financial information for the third quarter and first nine months of 2005 and 2006 because it believes generally that such information provides management and investors a more complete and transparent understanding of Gevity’s results and trends and allows management and investors to compare the actual GAAP results on a consistent basis with the prior period. In addition, management uses the non-GAAP financial information for forecasting, budgeting and other analytical purposes. In particular, the adjustment for stock compensation expense was made to provide a more complete understanding of the trends between 2005 and 2006 in light of the fact that SFAS 123R was a new accounting pronouncement that was effective January 1, 2006. The adjustment for the reinsurance contract loss was provided because Gevity believes that this was a one-time loss due to the unusual nature of the liquidation proceedings pertaining to the Bermuda reinsurer.

          The non-GAAP financial information provided in this press release may not be the same as similarly titled measures used by other companies, should not be construed as alternatives to their nearest GAAP equivalents and should be only used in conjunction with results reported in accordance with GAAP. See the GAAP to Non-GAAP reconciliation included in the attached table.

          About Gevity

          Gevity helps clients increase profits, grow sales and improve customer satisfaction through our comprehensive employment management solution. We serve as the insourced human resource department to small- and medium-sized businesses nationwide. Our unique approach integrates three key drivers of business success: workforce alignment, administrative relief and business protection. We deliver our solution through our innovative people, processing and portal approach, combining the resources of our highly skilled human resource consultants and our scalable, Web-enabled technology platform.

          A copy of this press release can be found on the company’s Web site at http://www.gevity.com.

          Pursuant to the Private Securities Litigation Reform Act of 1995, the company is hereby providing cautionary statements to identify important factors that could cause the company’s actual results to differ materially from forward-looking statements contained in, or implied by, this press release.

          Forward-looking statements are those that express expectations, beliefs, plans, objectives, assumptions or future events or performance that are not historical facts. They are often expressed through the use of words or phrases such as “will result,” “are expected to,” “anticipated,” “plans,” “intends,” “will continue,” “estimated,” “projection,” “forecast” and similar expressions. The results or events contemplated by forward-looking statements are effected by known and unknown risks that may cause the actual results of the company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the company to control or predict, such as risks relating to the following: to the company’s guidance for 2006, including the challenges to achieving the company’s growth strategy in general, gaining new client employees while passing on increased pricing, increasing professional service fees, resolving issues with the multi-carrier choice program, retaining clients through annual benefit enrollment, penetrating the middle market and opening new geographic offices, and its long-term performance standards for 2007 through 2010, our dependence on technology services, the adequacy of our insurance-related loss reserves, the availability of insurance coverage for workers’ compensation and medical benefits, damage due to hurricanes and other natural disasters, risks inherent in our acquisition strategy, our dependence on third party technology licenses, our dependence on key personnel, qualified service consultants and sales associates, fluctuations in our quarterly results and sustaining our growth, variability in health insurance claims, state unemployment tax rates and workers’ compensation rates, liabilities resulting from our co-employment relationship with our clients, credit risks of our large clients, short termination provisions in our professional services agreements, our geographic market concentration, collateral requirements of our insurance, regulatory compliance, Internet and related security risks, potential liabilities due to potentially being an “employer” due to ERISA and tax regulations and litigation, challenges to expansion due to varying state regulatory requirements, competition and risks relating to recovering insurance premiums paid to a Bermuda reinsurance company. These and other factors are described in the company’s filings with the Securities and Exchange Commission, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which such statement is made. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

GEVITY HR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in $000’s, except share and per share data, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Revenues	$160,615	$152,896	$491,512	$454,625
Cost of services	110,012	102,388	343,009	315,152
Gross profit	50,603	50,508	148,503	139,473
Operating expenses:
Salaries, wages and commissions	20,956	18,346	61,331	52,765
Other general and administrative	13,959	12,032	39,634	34,410
Reinsurance contract (gain) loss	(3,000)	—	1,650	—
Depreciation and amortization	3,573	3,620	10,406	11,107
Total operating expenses	35,488	33,998	113,021	98,282
Operating income	15,115	16,510	35,482	41,191
Interest income	361	407	797	935
Interest expense	(137)	(88)	(563)	(267)
Other non-operating income (expense), net	—	16	(148)	38
Income before income taxes	15,339	16,845	35,568	41,897
Income tax provision	5,782	6,146	10,913	14,413
Net income	$9,557	$10,699	$24,655	$27,484
Net income per common share - diluted	$0.35	$0.37	$0.91	$0.96
Weighted average common shares outstanding - diluted	26,968	28,762	27,100	28,628

GEVITY HR, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in $000’s, except per share data, unaudited)

          The table below reconciles the results of operations discussed in the attached press release and the following table that are presented on a non-GAAP basis to their nearest GAAP equivalent.  See “Use of Non-GAAP Financial Measures” in the attached press release.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Salaries, wages and commissions - GAAP	$20,956	$18,346	$61,331	$52,765
SFAS 123 pro forma stock compensation expense (1)	—	1,089	—	3,338
Salaries, wages and commissions - non-GAAP	$20,956	$19,435	$61,331	$56,103
Operating expenses - GAAP	$35,488	$33,998	$113,021	$98,282
SFAS 123 pro forma stock compensation expense (1)	—	1,089	—	3,338
Reinsurance contract gain (loss) (2)	3,000	—	(1,650)	—
Operating expenses - non-GAAP	$38,488	$35,087	$111,371	$101,620
Operating income - GAAP	$15,115	$16,510	$35,482	$41,191
SFAS 123 pro forma stock compensation expense (1)	—	(1,089)	—	(3,338)
Reinsurance contract (gain) loss (2)	(3,000)	—	1,650	—
Operating income - non-GAAP	$12,115	$15,421	$37,132	$37,853
Income before income taxes - GAAP	$15,339	$16,845	$35,568	$41,897
SFAS 123 pro forma stock compensation expense (1)	—	(1,089)	—	(3,338)
Reinsurance contract (gain) loss (2)	(3,000)	—	1,650	—
Income before income taxes - non-GAAP	$12,339	$15,756	$37,218	$38,559
Income tax provision - GAAP	$5,782	$6,146	$10,913	$14,413
SFAS 123 pro forma stock compensation expense (1)	—	(406)	—	(1,148)
Reinsurance contract (gain) loss (2)	(1,185)	—	652	—
Income tax provision - non-GAAP	$4,597	$5,740	$11,565	$13,265
Net income - GAAP	$9,557	$10,699	$24,655	$27,484
SFAS 123 pro forma stock compensation expense (1)	—	(683)	—	(2,190)
Reinsurance contract (gain) loss (2)	(1,815)	—	998	—
Net income - non-GAAP	$7,742	$10,016	$25,653	$25,294
Net income per common share - diluted - GAAP	$0.35	$0.37	$0.91	$0.96
SFAS 123 pro forma stock compensation expense (1)	—	(0.02)	—	(0.08)
Reinsurance contract (gain) loss (2)	(0.06)	—	0.04	—
Net income per common share - diluted - non-GAAP	$0.29	$0.35	$0.95	$0.88

          (1) The company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment (“SFAS 123R”), on January 1, 2006, utilizing the modified prospective application of transition and therefore has not restated prior results. The prior period results shown above on a non-GAAP basis have been reduced for the impact of the pro forma stock compensation expense previously reported on a pro forma basis under SFAS No. 123, Accounting for Stock-Based Compensation. For the three and nine month periods ended September 30, 2005, salaries, wages and commissions were increased by $1,089 and $3,338, respectively, and the provision for income taxes was reduced by $406 and $1,148, respectively.  Salaries, wages and commissions for the three and nine month periods ended September 30, 2006 are shown as reported and include stock-based compensation expense recorded under SFAS 123R of $1,141 and $3,022, respectively, and a related tax benefit of $451 and $1,194, respectively, in the income tax provision.

          (2) Results for the three month period ended September 30, 2006, on a non-GAAP basis, exclude the effect of a $3,000 gain (and the related income tax provision of $1,185) that the company recorded as a result of the recovery of a portion of the reinsurance premium that the company had recorded as a loss in the second quarter of 2006 in connection with the liquidation proceedings of the company’s reinsurance provider for its workers’ compensation program. Results for the nine month period ended September 30, 2006, on a non-GAAP basis, exclude the effect $1,650 loss (and the related income tax benefit of $652) related to the net impact of the second quarter loss and third quarter recovery of its reinsurance premium as described above.

GEVITY HR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP
(in $000’s, except share and per share data, unaudited)

          The following condensed consolidated statements of operations are not presented in accordance with GAAP.  Each of the items labeled as “non-GAAP” has been reconciled to its nearest GAAP equivalent in the preceding table.  As a result, the following should not be construed as an alternative to the statements presented in accordance with GAAP and should only be used in conjunction with results reported in accordance with GAAP.  See “Use of Non-GAAP Financial Measures” in the attached press release.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Revenues	$160,615	$152,896	$491,512	$454,625
Cost of services	110,012	102,388	343,009	315,152
Gross profit	50,603	50,508	148,503	139,473
Operating expenses:
Salaries, wages and commissions (non-GAAP) (1)	20,956	19,435	61,331	56,103
Other general and administrative	13,959	12,032	39,634	34,410
Reinsurance contract (gain) loss (non-GAAP) (1)	—	—	—	—
Depreciation and amortization	3,573	3,620	10,406	11,107
Total operating expenses (non-GAAP) (1)	38,488	35,087	111,371	101,620
Operating income (non-GAAP) (1)	12,115	15,421	37,132	37,853
Interest income	361	407	797	935
Interest expense	(137)	(88)	(563)	(267)
Other non-operating income (expense), net	—	16	(148)	38
Income before income taxes (non- GAAP) (1)	12,339	15,756	37,218	38,559
Income tax provision (non-GAAP) (1)	4,597	5,740	11,565	13,265
Net income (non-GAAP) (1)	$7,742	$10,016	$25,653	$25,294
Net income per common share - diluted (non-GAAP) (1)	$0.29	$0.35	$0.95	$0.88
Weighted average common shares outstanding - diluted	26,968	28,762	27,100	28,628

(1) See the preceding GAAP to Non-GAAP Reconciliation table for a discussion of the non-GAAP items and for the reconciliation to the nearest GAAP equivalent.

GEVITY HR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in $000’s, unaudited)

	September 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$54,951	$52,525
Marketable securities - restricted	4,423	4,314
Accounts receivable, net	120,220	113,864
Short-term workers’ compensation receivable, net	21,471	32,552
Other current assets	14,954	15,713
Total current assets	216,019	218,968
Property and equipment, net	22,996	13,810
Long-term marketable securities - restricted	3,701	7,891
Long-term workers’ compensation receivable, net	83,053	95,766
Intangible assets, net	23,266	30,494
Goodwill and other assets	21,634	20,940
Total assets	$370,669	$387,869
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued payroll and payroll taxes	$135,426	$152,940
Accrued insurance premiums, health and workers’ compensation insurance reserves	14,603	20,536
Customer deposits and prepayments	11,039	8,315
Deferred tax liability, net	33,069	31,567
Accounts payable and other accrued liabilities	14,010	11,841
Total current liabilities	208,147	225,199
Other long-term liabilities	2,875	7,255
Total liabilities	211,022	232,454
Total shareholders’ equity	159,647	155,415
Total liabilities and shareholders’ equity	$370,669	$387,869

GEVITY HR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in $000’s, unaudited)

	For the Nine Months Ended September 30,

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,655	$27,484
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,406	11,107
Deferred tax provision, net	841	4,854
Stock-based compensation	3,022	310
Provision for bad debts	381	403
Other	187	(8)
Changes in operating working capital	(1,935)	11,447
Net cash provided by operating activities	37,557	55,597
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities and certificates of deposit	(262)	(141)
Maturity of certificates of deposit	34	—
Capital expenditures	(13,410)	(3,720)
Net cash used in investing activities	(13,638)	(3,861)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under revolving credit facility	—	—
Proceeds from exercise of stock options	6,615	2,688
Excess tax benefits from share-based arrangements	4,199	—
Dividends paid	(6,591)	(5,503)
Purchase of treasury stock	(25,716)	(2,220)
Net cash used in financing activities	(21,493)	(5,035)
Net increase in cash and cash equivalents	2,426	46,701
Cash and cash equivalents - beginning of period	52,525	40,776
Cash and cash equivalents - end of period	$54,951	$87,477

GEVITY HR, INC. AND SUBSIDIARIES
STATISTICAL DATA
(unaudited)

	3rd Quarter 2006		3rd Quarter 2005		Percentage Change

Client employees at period end	138,338		134,809		2.6%
Clients at period end (1)	7,911		8,300		-4.7%
Average number of client employees/ clients at period end	17.49		16.24		7.7%
Average number of client employees paid by month (2)	128,035		125,438		2.1%
Number of workers’ compensation claims	1,574		1,742		-9.6%
Frequency of workers’ compensation claims per one million dollars of workers’ compensation wages (3)	1.39	x	1.54	x	-9.7%
Workers’ compensation manual premium per one hundred dollars of workers’ compensation wages (3), (4)	$2.71		$3.28		-17.4%
Workers’ compensation billing per one hundred dollars of workers’ compensation wages (3)	$2.34		$2.57		-8.9%
Workers’ compensation cost per one hundred dollars of workers’ compensation wages (3)	$1.37		$1.29		6.2%
Client employee health benefits plan participation	38%		38%		0.0%
Annualized average wage per average client employees paid by month (5)	$39,758		$38,831		2.4%
Annualized professional service fees per average number of client employees paid by month (5), (6)	$1,316		$1,145		14.9%
Annualized total gross profit per average number of client employees paid by month (5)	$1,581		$1,611		-1.9%
Annualized adjusted operating income per average number of client employees paid by month (5), (7), (8)	$378		$492		-23.2%

(1) Client accounts as measured by individual client Federal Employer Identification Number (FEIN).

(2) The average number of client employees paid by month is calculated based upon the sum of the number of paid client employees at the end of each month divided by the number of months in the period.

(3) Workers’ compensation wages exclude the wages of clients electing out of the Company’s workers’ compensation program.

(4) Manual premium rate data is derived from tables of AIG in effect for 2006 and 2005, respectively.

          (5) Annualized statistical information is based upon actual quarter-to-date amounts which have been annualized (divided by 3 and multiplied by 12) and then divided by the average number of client employees paid by month.

(6) The annualized professional service fees is based upon information from the following table (in thousands):

	3rd Quarter 2006	3rd Quarter 2005

Revenues:
Professional service fees	$42,131	$35,913
Employee health and welfare benefits	87,916	84,533
Workers’ compensation	26,469	29,083
State unemployment taxes and other	4,099	3,367
Total revenues	$160,615	$152,896

          (7) The third quarter of 2006 is adjusted to eliminate the effect of the $3.0 million gain related to the recovery of a portion of the reinsurance contract previously recorded as a loss as a result of the liquidation proceedings related to the Company’s reinsurer for its workers’ compensation program. See the related GAAP to Non-GAAP reconciliation table and “Use of Non-GAAP Financial Measures” in the attached press release.

          (8) The third quarter of 2005 is adjusted to include the effect of $1.1 million in stock-based compensation in 2005 which was recognized on a pro forma basis in 2005 and on an actual basis in 2006 upon the adoption of SFAS 123R.  See the related GAAP to Non-GAAP reconciliation table and “Use of Non-GAAP Financial Measures” in the attached press release.

GEVITY HR, INC. AND SUBSIDIARIES
STATISTICAL DATA
(unaudited)

	First Nine Months 2006		First Nine Months 2005		Percentage Change

Client employees at period end	138,338		134,809		2.6%
Clients at period end (1)	7,911		8,300		-4.7%
Average number of client employees/ clients at period end	17.49		16.24		7.7%
Average number of client employees paid by month (2)	127,976		120,871		5.9%
Number of workers’ compensation claims	4,582		4,717		-2.9%
Frequency of workers’ compensation claims per one million dollars of workers’ compensation wages (3)	1.35	x	1.49	x	-9.4%
Workers’ compensation manual premium per one hundred dollars of workers’ compensation wages (3), (4)	$2.74		$3.29		-16.7%
Workers’ compensation billing per one hundred dollars of workers’ compensation wages (3)	$2.35		$2.69		-12.6%
Workers’ compensation cost per one hundred dollars of workers’ compensation wages (3)	$1.57		$1.73		-9.2%
Client employee health benefits plan participation	38%		38%		0.0%
Annualized average wage per average client employees paid by month (5)	$39,786		$37,710		5.5%
Annualized professional service fees per average number of client employees paid by month (5), (6)	$1,282		$1,153		11.2%
Annualized total gross profit per average number of client employees paid by month (5)	$1,547		$1,539		0.5%
Annualized adjusted operating income per average number of client employees paid by month (5), (7), (8)	$387		$418		-7.4%

(1) Client accounts as measured by individual client Federal Employer Identification Number (FEIN).

(2) The average number of client employees paid by month is calculated based upon the sum of the number of paid client employees at the end of each month divided by the number of months in the period.

(3) Workers’ compensation wages exclude the wages of clients electing out of the Company’s workers’ compensation program.

(4) Manual premium rate data is derived from tables of AIG in effect for 2006 and 2005, respectively.

         (5) Annualized statistical information is based upon actual year-to-date amounts which have been annualized (divided by 9 and multiplied by 12) and then divided by the average number of client employees paid by month.

(6) The annualized professional service fees is based upon information from the following table (in thousands):

	First Nine Months 2006	First Nine Months 2005

Revenues:
Professional service fees	$123,051	$104,484
Employee health and welfare benefits	265,212	245,244
Workers’ compensation	79,739	85,405
State unemployment taxes and other	23,510	19,492
Total revenues	$491,512	$454,625

         (7) The first nine months of 2006 is adjusted to eliminate the effect of the $1.65 million net loss on a reinsurance contract as a result of the liquidation proceedings of the Company’s reinsurer for its workers’ compensation program. See the related GAAP to Non-GAAP reconciliation table and “Use of Non-GAAP Financial Measures” in the attached press release.

         (8) The first nine months of 2005 is adjusted to include the effect of $3.3 million in stock-based compensation in 2005 which was recognized on a pro forma basis in 2005 and on an actual basis in 2006 upon the adoption of SFAS 123R.  See the related GAAP to Non-GAAP reconciliation table and “Use of Non-GAAP Financial Measures” in the attached press release.

SOURCE  Gevity
          -0-                                                        10/26/2006
          /CONTACT:  Anne-Marie Megela, Vice President, Investor and Media Relations of Gevity,  1-800-2GEVITY (1-800-243-8489), x4672, annemarie.megela@gevity.com/
          /FCMN Contact: patrick.lee@gevity.com/
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          /Web site:  http://www.gevity.com /
          (GVHR)